Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW ARISTOTLE HOLDINGS, INC.

New Aristotle Holdings, Inc. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), DOES HEREBY CERTIFY:

That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 16, 2006 under the name New Aristotle Holdings, Inc. (the “Original Certificate of Incorporation”).

That this Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation by unanimous written consent as of November 12, 2006, and by written consent of the sole stockholder of the Corporation dated as of November 15, 2006, in accordance with the DGCL, Sections 228, 242 and 245.

The Original Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

1. Name. The name of the Corporation is ALBERTO-CULVER COMPANY (hereinafter called the “Corporation”).

2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent is The Corporation Trust Company, and the address of said registered agent is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. Nature of Business; Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity to which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred and Fifty Million (350,000,000) shares, consisting of: (a) Three Hundred Million (300,000,000) shares of common stock, $.01 par value per share (the “Common Stock”), and (b) Fifty Million (50,000,000) shares of preferred stock, $.01 par value per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

A. Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Section (B) of this Article 4, or (iii) by resolutions, if any, of the Board of Directors fixing the relative powers,

preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock. Each share of Common Stock shall share equally, subject to the rights and preferences of any series of outstanding Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

B. Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board of Directors is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such class or series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issuance of shares of that class or series.

5. Directors.

A. Stockholders. Directors need not be stockholders of the Corporation. Elections of directors need not be by ballot.

B. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate one or more committees, which to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation to the full extent permitted by law, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

C. Bylaws. The Board of Directors shall have power to make, alter, amend or repeal the Bylaws of the Corporation.

6. Preemptive Rights. No holder of shares of capital stock of the Corporation of any class shall have any preemptive right or be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock or any securities of any kind whatsoever, whether now or hereafter authorized.

7. Stockholder Action Without a Meeting. Following the date that the Delaware corporation having the name or previously having the name of New Sally Holdings, Inc. (“New Sally”),

distributes the then outstanding common stock of the Corporation to holders of common stock, $0.01 par value per share of New Sally (the “Closing”), no corporate action of stockholders of the Corporation may be taken without a meeting and vote of stockholders and stockholder action by written consent in lieu of a meeting shall be prohibited.

8. Classified Board of Directors/Removal. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights and preferences of any series of outstanding Preferred Stock, the number of directors constituting the whole Board of Directors shall be not less than three and shall be fixed from time to time solely by a resolution of the Board of Directors and may not be fixed by any other person or persons, including stockholders. Subject to the rights and preferences of any series of outstanding Preferred Stock, immediately following the Closing, the Board of Directors shall be divided into three classes. Class I shall have an initial term that expires at the first annual meeting of stockholders immediately following the Closing; Class II shall have an initial term that expires at the first annual meeting of stockholders immediately following the election by stockholders of the Class I directors; and Class III shall have an initial term that expires at the first annual meeting of stockholders immediately following the election by stockholders of the Class II directors. Such classes shall be as nearly equal in number as possible. Subject to the rights and preferences of any series of outstanding Preferred Stock, at each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders immediately following the Closing, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case when their respective successors are elected and qualified. Subject to the rights and preferences of any series of outstanding Preferred Stock, when the number of directors is changed, any increase or decrease in the number of directorships shall be apportioned by resolution of the Board of Directors among the classes so as to make all classes as nearly equal in number as possible. The initial allocation of directors among classes may be accomplished by resolution of the Board of Directors.

Subject to the rights and preferences of any series of outstanding Preferred Stock, a director may be removed by the holders of a majority of the shares of the Corporation entitled to vote in the election of directors, voting as one class, but only for cause.

Subject to the rights and preferences of any series of outstanding Preferred Stock, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director and may not be filled by any other person or persons, including stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

9. Amendment or Repeal of Articles 7, 8 or 9. The amendment, alteration or repeal of Articles 7, 8 or 9 of this Amended and Restated Certificate of Incorporation shall require the approval of at least two-thirds of the votes entitled to be cast in the election of directors, voting as one class.

10. Personal Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. Neither the amendment nor repeal of this Article 10 nor the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article 10, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 10 would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

11. Registered Holders. The Corporation shall be entitled to treat the person in whose name any share of stock or any warrant, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share, warrant, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided otherwise by law.

12. Effective Time. This Amended and Restated Certificate of Incorporation shall become effective on November 16, 2006 at 9:39 a.m. (Eastern Time).

IN WITNESS WHEREOF, New Aristotle Holdings, Inc. has caused this certificate to be signed by its Senior Vice President, General Counsel and Secretary this day of November 15, 2006.

NEW ARISTOTLE HOLDINGS, INC.

By	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Senior Vice President, General Counsel and Secretary

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